                United States Securities And Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                           WINMAX TRADING GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

             Florida                                        65-0702554
 (State or other jurisdiction of                          (IRS Employer
  incorporation or organization)                      Identification Number)

              5920 Macleod Trail, Suite 208
                Calgary, Alberta Canada                      T2H 0K2
        (Address of principal executive offices)           (Zip code)

       Registrant's telephone number, including area code: (888)533-4555

                          Brenda Lee Hamilton, Esquire
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956
            (Name, address and telephone number of Agent for service)

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of                              Proposed          Proposed
Securities          Amount            Maximum           Maximum          Amount
to be               to be             Offering Price    Aggregate        of
Registered          Registered (1)    per Share(2)(3)   Offering Price   Fee
-------------------------------------------------------------------------------
Common Stock,
$0.001 par value:
                    3,350,000 (1)(2)(3)

Common Stock,
$0.001 par value
underlying options: 3,000,000

TOTAL               6,350,000            $.085            $539,750.00    $49.66
-------------------------------------------------------------------------------
1. Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.
2. Consists of shares which may be acquired by upon exercise of Non-Qualified options issuable to employees and consultants electing to participate in (i) the
2003 Non-Qualified Stock Award and Option Plan; and (ii) the Year 2002-2003
Stock Grant Plan.
3. This Registration Statement shall also cover any additional shares of Common
Stock which become issuable under (i) the Winmax Trading Group Inc. - 2003
Non-Qualified Stock Award and Option Plan; and (ii) the Year 2002-2003 Stock
Grant Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
4. This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities
Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of December 3, 2002.

                                     PART I
Item 1. Plan Information.
        Not applicable.

Item 2. Registrant Information and Employee Plan Annual Information.
        Not applicable.

                                     PART II
Item 3. Incorporation of Documents by Reference.
        The Registrant incorporates the following documents by reference in this
Registration Statement:
     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended
December 31, 2001, which was filed with the Securities and Exchange Commission on March 9, 2002;
     (b) The Registrant's Quarterly Report on Form 10-QSB and amendments thereto for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 which were filed with the Securities and Exchange Commission on May 24, 2002,
September 9, 2002, and November 19, 2002 respectively;
     (c) The Registrant's Report on Form 8K filed with the Securities and
Exchange Commission on October 28, 2002;
     (d) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws;
     (e) The Registrant's Definitive Proxy Statement filed with the Securities and Exchange Commission on September 27, 2002; and
     (f) All other documents filed by Registrant after the date of this
Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

ADDITIONAL INFORMATION
The Company is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the '1934 Act Filings') with the Securities and Exchange Commission (the 'Commission'). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450
Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering,
Analysis and Retrieval System ('EDGAR').

Item 4. Description of Securities.
     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 751,000,000 shares of which 750,000,000 shares are common stock, $.001 par value and 1,000,000 shares are preferred stock, no par value. As of December 3, 2002, there are 8,425,590 shares of common stock issued and outstanding held by 57 shareholders of record. Holders of the Company's
Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of
Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the
Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the
Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common
Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.
     The Law Office of Hamilton, Lehrer & Dargan, P.A. and Brenda Lee Hamilton
have rendered legal services and prepared this Form S-8. Such office is located at 2 East Camino Real, Suite 202, Boca Raton, Florida 33432. Members of the
firm own an aggregate of 360,000 Shares of our common stock.

Item 6. Indemnification of Officers and Directors.
     The Registrant is a Florida corporation. The General Corporation Law of
Florida provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended,
incorporate the indemnification provisions of the General Corporation Law of
Florida to the fullest extent provided.

     The Registrant has entered into indemnification agreements with its
Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Indemnification of Officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Item 7. Exemption from Registration Claimed.
        Not Applicable.

Item 8. Exhibits

Exhibit  Description
 5.0     Opinion of Hamilton, Lehrer & Dargan, P.A.
10.1     2003 Non-Qualified Stock Award and Option Plan
10.2     Year 2002-2003 Stock Grant
10.3     Form of Option Agreement
23.2     Consent of Stark Winter Schenkein & Co., LLC, Certified Public Accountants
23.3     Consent of Hamilton, Lehrer & Dargan, P.A. contained in Exhibit 5.0

Item 9. Undertakings.
A.   The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of
Alberta, Canada By:

Winmax Trading Group, Inc.
(Registrant)

By:/s/Gerald Sklar                             Date: December 4, 2002
---------------------------
Gerald Sklar, President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:/s/Anthony Miller                           Date: December 4, 2002
---------------------------
Anthony Miller - Director

By:/s/David Young                              Date: December 4, 2002
---------------------------
David Young - Director

By:/s/Elaine Prober                            Date: December 4, 2002
---------------------------
Elaine Prober - Director